EXHIBIT 2.1

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

CULLEY W. DAVIS, and BRUCE H. HAGLUND certify that:

1.                                       They are President and Secretary, respectively, of HYDROMAID INTERNATIONAL, INC., a Nevada corporation.

2.                                       Pursuant to Section 78.390 of the Nevada Revised Statutes, the Articles of Incorporation of this corporation shall be amended to read as follows:

“Article IV - That the total authorized capital stock of this corporation shall be 40,000,000 shares having a par value of one mill ($0.001) per share.”

3.                                       The foregoing amendment of Articles of Incorporation was adopted by Consent of the Board of Directors pursuant to Section 78.315 of the Nevada Revised Statutes, and by Consent of Majority Stockholders pursuant to Section 78.320 of the Nevada Revised Statutes.

4.                                       The total number of outstanding shares of the corporation is 26,915,000. The number of shares voting in favor of the Amendment was 18,000,000, which number equaled or exceeded the vote required. The percentage vote required was more than 50%.

                We further declare under penalty of perjury under the laws of the State of Nevada that the matters set forth in this certificate are true and correct of our own knowledge.

Date: July 27, 2001.

/s/ Culley W. Davis
CULLY W. DAVIS, President

/s/ Bruce H. Haglund
BRUCE H. HAGLUND, Secretary